                                                                                                                    EXHIBIT 99


                                                         SOLUTIA INC.

                                     COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                     (DOLLARS IN MILLIONS)


                                                               Four Months
                                                                  Ended
                                                           December 31, 1997(1)       1998        1999        2000        2001
                                                           --------------------       ----        ----        ----        ----
Income (loss) from continuing operations, before
  income taxes and equity earnings (loss) from
  affiliates(2)......................................             $  37               $ 350       $ 267       $   6       $ (64)

Add:
    Fixed charges....................................                22                  58          62         114         104
    Amortization of capitalized interest.............                 2                   7           7           7           7
    Dividends from affiliated companies..............                14                  37          60          45          30

Less:
    Interest capitalized.............................                (4)                 (6)        (13)        (18)         (2)
                                                                  -----               -----       -----       -----       -----
        Income as adjusted...........................             $  71               $ 446       $ 383       $ 154       $  75
                                                                  =====               =====       =====       =====       =====

Fixed charges:
    Interest expensed and capitalized................                19                  49          53         101          92
    Amortization of debt premium.....................                --                  --          --          --          --
    Estimate of interest within rental expense.......                 3                   9           9          13          12
                                                                  -----               -----       -----       -----       -----
        Fixed charges................................             $  22               $  58       $  62       $ 114       $ 104
                                                                  =====               =====       =====       =====       =====

Ratio of Earnings to Fixed Charges(3)................              3.23                7.69        6.18        1.35        0.72

---------
(1)     We have not calculated the ratio of earnings to fixed charges for the periods before September 1, 1997.
        Historical computation of earnings to fixed charges is not considered meaningful before that date because we were not an independent company and Monsanto Company did not allocate debt to us.

(2)     Includes restructuring and other items of $58 million for the year ended December 31, 2001, $107 million for the year ended December 31, 2000, $61 million for the year ended December 31, 1999, and $72 million for the four months ended December 31, 1997.

(3)     Earnings for the year ended December 31, 2001, would have to be $29 million higher in order to achieve a one-to-one ratio.

                                 63